UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: March 9, 2004

DRACO HOLDING CORPORATION, INC.
(Exact name of registrant as specified in its charter)

NEVADA	033-02441-D	87-0638750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Jump'n Jax, Inc. 511 East St. George Boulevard, Suite No. 3 St. George, Utah	84770
(Address of Principal Executive Office)	(Zip Code)

(801) 209-0545
(Registrant's telephone number)

Item 1.         Changes in Control of Registrant

On March 9, 2004, there was a change in control of the voting securities of the Company as a result of closings under two separate stock purchase agreements. A group of individual purchasers acquired a total of 744,000 shares, or approximately 79% of the Company's issued and outstanding common stock. The aggregate purchase price for the shares was $350,000 which was paid in cash at closing out of the personal funds of the purchasers.

The principal purchasers in the group were Cosmo Palmieri, J. Kelly Gray and Terry Cook, each of whom purchased 100,000 shares, or approximately 10.6%, of the Company's outstanding common stock. The principal sellers were Lane S. Clissold and Steven D. Moulton, the Company's officers and directors, in addition to five other selling shareholders. Mr. Clissold sold a total of 320,000 shares, and Mr. Moulton sold a total of 324,000 shares.

There was no immediate change in the officers and directors of the Company as a result of, or in conjunction with, the change in control.

Item 5.         Other Events.

It is anticipated that the Company's business activities and plan of operations will change following the change of control described in Item 1. The Company has initiated preliminary discussions regarding a possible business combination transaction with Hong Xiang Petroleum Group Limited, a British Virgin Islands corporation ("Hong Xiang"), which is engaged in the extraction and production of crude oil in the Jilin Province of the Peoples Republic of China.

No agreement has been signed with Hong Xiang and there is no assurance as to when or whether such an agreement may be signed. In the event such an agreement is signed, there is no assurance that a business combination transaction will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRACO HOLDING CORPORATION, INC.

/s/ Steven D. Moulton
     Steven D. Moulton, Director, Secretary/Treasurer and Chief Financial and Accounting Officer

Date: March 9, 2004